File Nos. 70-7218
                                                                      70-7113

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      AMENDMENT NO. 34 (POST-EFFECTIVE) TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           --------------------------

                                CSW CREDIT, INC.
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                       CENTRAL AND SOUTH WEST CORPORATION
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                 (Names of companies filing this application and
                     address of principal executive offices)

                           --------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
                           --------------------------

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                           1616 Woodall Rogers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75202

                                 Joris M. Hogan
                         Milbank, Tweed, Hadley & McCloy
                            One Chase Manhattan Plaza
                          New York, New York 10005-1413

                   (Names and addresses of agents for service)




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                  Central and South West Corporation, a Delaware corporation
("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and CSW Credit, Inc., a Texas corporation and a wholly-- owned non-utility subsidiary of CSW ("CSW Credit"), hereby amend the Form U-1 Application-Declarations in File Nos. 70-7218 & 70-- 7113 (the "Application-Declarations") and restate the Application-Declarations in the following respects. In all other respects the Application-Declarations as previously filed and amended will remain the same. Item 1. Description of the Proposed Transaction.
                  CSW owns all of the common stock of four domestic electric operating subsidiaries, Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company (collectively, the "CSW Operating Companies"). CSW's other subsidiaries include CSW Energy, Inc., CSW Credit, CSW Leasing, Inc., Central and South West Services, Inc., CSW Communications, Inc., EnerShop Inc. and SEEBOARD plc.
                  By order dated July 19, 1985, HCAR No. 23717; 70-7113 (the "Original Order"), the Commission authorized CSW to organize CSW Credit for the purposes of factoring the accounts receivable of the CSW Operating Companies through December 31, 1986. Pursuant to the Original Order, CSW Credit was authorized to borrow up to $320 million and CSW was authorized to make equity investments in CSW Credit up to $80 million.
                  By order dated July 31, 1986, HCAR No. 24157; 70-7218
(the "1986 Order"), the Commission authorized the expansion of


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the scope of CSW Credit's permissible activities to include the factoring of receivables of non-associate utilities. To finance these transactions, the Commission authorized CSW Credit to borrow up to an additional $160 million and permitted CSW to make additional equity investments in CSW Credit of up to $40 million to maintain CSW Credit's equity-to-debt capitalization ratio. The 1986 Order also provided that CSW Credit would limit its acquisition of utility receivables from non-associate utilities so that the average amount of such receivables for the preceding 12-month period outstanding as of the end of any calendar month would be less than the average amount of receivables acquired from associated companies outstanding as of the end of each calendar month during the preceding 12-month period (the "50% Restriction").
                  By order dated February 8, 1988, HCAR No. 24575; 70-7218, 70-7113 (the "1988 Order"), the provisions of the Original Order and the 1986 Order were extended through December 31, 1989, with specified authorized levels of borrowings and related equity investments. Specifically, the Commission authorized CSW Credit to factor accounts receivable of non-associate gas or electric utility companies and borrow up to $320 million and $304 million to finance the factoring of associate and non-associate receivables, respectively. CSW was authorized to make equity investments in CSW Credit of up to an aggregate of $80 million and $76 million in connection with the factoring of associate and non-associate receivables, respectively.

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                  By order dated December 27, 1989, HCAR No. 25009; 70-- 7218 &
70-7113 (the "1989 Order"), the Commission authorized a reduction in CSW Credit's equity-to-debt capitalization from approximately 20% to not less than 15%. In all other respects, the previously granted authority was extended through December 31, 1990.
                  By order dated August 30, 1990, HCAR No. 25138; 70-7218 & 70-7113 (the "1990 Order"), the Commission authorized a further reduction in the equity-to-debt capitalization to not less than 5%.
                  By order dated December 21, 1990, HCAR No. 25228; 70-- 7218 & 70-7113 (the "December 1990 Order"), the Commission extended CSW Credit's existing authority through December 31, 1991.
                  By order dated December 24, 1991, HCAR No. 25443; 70-- 7218 & 70-7113 (the "1991 Order"), the Commission authorized CSW Credit to borrow up to an additional $200 million to finance the factoring of associate receivables. In all other respects, the previously granted authority was extended through December 31, 1992.
                  By order dated December 9, 1992, HCAR No. 25698; 70-- 7218 & 70-7113 (the "1992 Order"), the Commission extended CSW Credit's existing authority through December 31, 1993.
                  By order dated December 21, 1993, HCAR No. 25959; 70-- 7218 & 70-7113 (the "1993 Order"), the Commission extended CSW Credit's existing authority through December 31, 1994.

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                  By order dated December 16, 1994, HCAR No. 26190; 70-- 7218 &
70-7113 (the "1994 Order"), the Commission extended CSW Credit's existing authority through December 31, 1995.
                  By order dated December 22, 1995, HCAR No. 26437; 70-- 7218 & 70-7113 (the "1995 Order"), the Commission extended CSW Credit's existing authority through December 31, 1996.
                  CSW and CSW Credit hereby respectfully request an extension through December 31, 2000 of all previously granted authority pursuant to the Original Order, the 1986 Order, the 1988 Order, the 1989 Order, the 1990 Order, the December 1990 Order, the 1991 Order, the 1992 Order, the 1993 Order, the 1994 Order and the 1995 Order. Item 2. Fees, Commissions and Expenses.
                  The estimate of the approximate amount of fees and expenses payable in connection with the transactions is as follows:
         Holding Company Act filing fee                      $  2,000*

     Counsel fees
                  Milbank, Tweed, Hadley & McCloy            $  4,000

         Miscellaneous and incidental
                 expenses including travel,
                  telephone and postage                      $  1,000
                                                               ------

                  TOTAL                                      $  7,000
                                                               ======
---------------
* Actual Amount

                  No transactional fees or commissions will be paid to any associate or affiliate company of CSW in connection with the proposed activities.

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Item 3.           Applicable Statutory Provisions.
                  Sections 6, 7, 9, 10 and 12 and Rule 45 under the Act are or may be applicable with respect to the proposed activities.
                  To the extent that the proposed transactions are considered by the Commission to require authorization, approval or exemption under any section of the Act or provision of the rules or regulations other than those specifically referred to herein, request for such authorization, approval or exemption is hereby made.
                  Rule 54
                  No proceeds from the proposed transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act ("EWG"), or a foreign utility company, as defined in Section 33 of the Act ("FUCO"). Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein.

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                  CSW's "aggregate investment" (as defined under Rule 53(a) of the Act) in EWGs and FUCOs as of September 30, 1996 was approximately $864 million, or about 46% of CSW's "consolidated retained earnings" as of June 30, 1996. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4).
         None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying such rule and making Rule 53(c) inapplicable.
Item 4.           Regulatory Approval.
                  No approvals from any other governmental agency are necessary for the proposed activities described herein.
Item 5.           Procedure.
                  The Commission issued and published on November 8, 1996, the requisite notice under Rule 23 with respect to the filing of this Application-Declaration. Such notice specified December 2, 1996 as the date after which an order granting and permitting this Application-Declaration to become effective may be entered by the Commission. CSW and Credit request that the Commission enter not later than December 24, 1996, an appropriate

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order granting and permitting this Application-Declaration to become effective.
                  No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof. Item
6. Exhibits and Financial Statements.
                  Exhibit 1 - Preliminary Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company.

                  Exhibit              2 - Proposed Notice of Proceeding
                                       (previously filed).

                  Exhibit 3    -       Financial Statements of Central and
                                       South West Corporation and its
                                       subsidiaries per books as of
                                       September 30, 1996.

Item 7.           Information as to Environmental Effects.

                  The proposed transactions do not constitute a major federal action having a significant effect on the quality of the human environment.

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                                S I G N A T U R E

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 11, 1996

                                        CENTRAL AND SOUTH WEST CORPORATION


                                         By:/s/WENDY G. HARGUS
                                            Wendy G. Hargus
                                            Treasurer


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                                S I G N A T U R E

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 11, 1996

                                          CSW CREDIT, INC.


                                          By:/s/STEPHEN D. WISE
                                             Stephen D. Wise
                                             Treasurer



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                                  EXHIBIT INDEX


Exhibit                        Exhibit                        Transmission
Number                                                           Method


  1               Preliminary Opinion of Milbank, Tweed,      Electronic
                  Hadley & McCloy, counsel to the Company.

  2               Proposed Notice of Proceeding               Electronic
                  (previously filed).

  3               Financial Statements of Central and South   Electronic
                  West Corporation and its subsidiaries per books as of September 30, 1996.


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